UNITED STATES OF AMERICA

The State of Washington

Secretary of State

CERTIFICATE OF MERGER

I, Sam Reed, Secretary of State of the State of Washington and custodian of its seal, hereby certify that documents meeting statutory requirements have been filed and processed with the Secretary of State merging the listed "Merging Entities" into:

HUNTMOUNTAIN RESOURCES MERGER CO.

WA Profit Corporation
UBI: 602-768-892
Filing Date: February 27, 2008

Merging Entities:

Not Qualified in WA HUNTMOUNTAIN RESOURCES

THE SEAL OF THE STATE OF WASHINGTON 1889

Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

Sam Reed

Sam Reed, Secretary of State

02/27/08 1238742-001
$60.00 K #26994
tid:1459878

FILED
SECRETARY OF STATE
FEB 27 2008
STATE OF WASHINGTON

ARTICLES OF MERGER

HUNTMOUNTAIN RESOURCES
(a Nevada corporation)

and

HUNTMOUNTAIN RESOURCES MERGER CO.
(a Washington corporation)

Pursuant to RCW 23B.11.050, the following Articles of Merger are executed for the purpose of merging HuntMountain Resources, a Nevada corporation (the "Merging Corporation"), into HuntMountain Resources Merger Co., a Washington corporation (the "Surviving Corporation).

1. The Agreement and Plan of Merger adopted by the Board of Directors of the Merging Corporation and by the Board of Directors of the Surviving Corporation is attached hereto as Exhibit A.

2. The shareholders of the Merging Corporation and the shareholders of the Surviving Corporation have approved the Plan of Merger pursuant to NRS 92A.120 and RCW 23B.11.040.

3. The merger shall be effective as of 12:01 a.m. on March 1, 2008.

Dated: February 20th, 2008

HUNTMOUNTAIN RESOURCES MERGER CO.

By: ______________________
Tim Hunt, President

Exhibit A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated December 31, 2007, between HuntMountain Resources, a Nevada corporation (the "Merging Corporation"), and HuntMountain Resources Merger Co., a Washington corporation (the "Surviving Corporation"). The Merging Corporation and the Surviving Corporation are sometimes referred to collectively as the "Constituent Corporations."

WHEREAS, the shareholders and Board of Directors of each of the Constituent Corporations have deemed it advisable and for the mutual benefit of the Constituent Corporations and their respective shareholders that the Merging Corporation be merged into the Surviving Corporation pursuant to the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington and the Nevada General Corporation Law (the "Merger").

NOW, THEREFORE, in accordance with the laws of the states of Washington and Nevada, the Constituent Corporations agree that, subject to the following terms and conditions, (i) the Merging Corporation shall be merged into the Surviving Corporation, (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Washington, and (iii) the terms and conditions of the Merger, and the mode of carrying them into effect, shall be as follows:

1. Constituent Corporations. The name of the Merging Corporation is HuntMountain Resources. The Merging Corporation is a corporation organized under and governed by the laws of Nevada. The address of its principal place of business is 1611 N. Molter Road, Ste 201, Liberty Lake, Washington 99019. The name of the Surviving Corporation is HuntMountain Resources Merger Co. The Surviving Corporation is a corporation organized under and governed by the laws of Washington. The address of its principal place of business is 1611 N. Molter Road, Ste 201, Liberty Lake, Washington 99019.

2. Merger; Conversion of Shares. On the effective date of the Merger, (i) the Merging Corporation shall be merged with and into the Surviving Corporation, (ii) each outstanding share of common stock of the Merging Corporation, solely by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, shall be changed into one share of common stock of the Surviving Corporation, (iii) each outstanding share of preferred stock of the Merging Corporation, solely by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, shall be changed into one share of preferred stock of the Surviving Corporation, and (iv) each of the outstanding shares of common and preferred stock of the Surviving Corporation shall be automatically canceled and returned to the status of authorized but unissued shares.

3. Effect of Merger. The effect of the Merger shall be as provided by the applicable provisions of the laws of Washington and Nevada. Without limiting the generality of the foregoing, and subject thereto, on the effective date, the separate existence of the Merging Corporation shall cease, and the Merging Corporation shall be merged in accordance with the provisions of this Agreement with and into the Surviving Corporation, which shall possess all the

properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, disabilities, duties and liabilities of each of the Constituent Corporations; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested by deed or otherwise in either of the Constituent Corporations, shall be vested in the Surviving Corporation without reversion or impairment.

4. Articles of Incorporation. The Articles of Incorporation of HuntMountain Resourcers Merger Co. shall be the Articles of the Surviving Corporation. Articles 1 of the Articles of Incorporation of HuntMountain Resources Merger Co. shall be amended to read as follows:

ARTICLE 1. NAME

The name of the corporation (the "Corporation") is HuntMountain Resources Ltd.

5. Effective Date. The effective date of the merger shall be the date on which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Articles of Merger, have been duly filed by the Constituent Corporations in the office of the Washington Secretary of State pursuant to Section 23B.11.050 of the Washington Business Corporation Act and the office of the Nevada Secretary of State pursuant to Section 92A.200 of the Nevada General Corporation Law, or at such time thereafter as is provided in such Articles of Merger.

6. Abandonment. At any time before the effective date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either the Merging Corporation or the Surviving Corporation or both, notwithstanding the approval of this Agreement by the shareholders of the Merging Corporation or by the shareholders of the Surviving Corporation, or by both.

7. Amendment. At any time before or after approval by the shareholders of the Constituent Corporations, this Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the shareholders of the Constituent Corporations), as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient in order to clarify the intention of the parties thereto or to effect or facilitate the purpose and intent of this Agreement.

Exhibit A

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed on the date first above written.

"MERGING CORPORATION"	"SURVIVING CORPORATION"
HUNTMOUNTAIN RESOURCES CO.	HUNTMOUNTAIN RESOURCES MERGER
By________________	By________________
Tim Hunt, President	Tim Hunt, President